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                                                                     EXHIBIT 4.6


             THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON
                 ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
                 TRANSFER SET FORTH IN SECTION 3 OF THIS WARRANT



Warrant No.M-2                                           No. of Shares 2,000,000
                                                         (subject to adjustment)

Date of Issuance: MARCH 14, 2001


                       SHARED TECHNOLOGIES CELLULAR, INC.

                          COMMON STOCK PURCHASE WARRANT




         SHARED TECHNOLOGIES CELLULAR, INC. (the "Company"), for value received, hereby certifies that MOBILE INVESTMENTS LLC, or its registered assigns (the "Registered Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time on or after MARCH 14, 2001 and on or before ten (10) business days after the receipt by the Registered Holder of the Warrant Notice (as defined below) (the "Exercise Period") at not later than 5:00 p.m. (Eastern time), 2,000,000 shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock") (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization affecting such Common Stock), at a purchase price per share of $0.30; provided, however, if the obligations owing to the Registered Holders as described in that certain commitment letter dated the date hereof from the Registered Holder to the Company are not repaid in full by September 30, 2001 by the Company, then the purchase price per share shall be $.015. The number of shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Stock" and the "Purchase Price," respectively. "Warrant Notice" shall mean written notice from the Company to the Registered Holder stating that the Exercise Period shall terminate ten (10) business days after the receipt by the Registered Holder of such notice. The Company shall be permitted to send such Warrant Notice to the Registered Holder only after the later to occur of March 14, 2004 or the date on which the Company pays in full all obligations (the "Obligations") owing to the Registered Holder as described in that certain commitment letter dated the date hereof from the Registered Holder to the Company.

         1.       Exercise.

         (a) Cash Exercise. The purchase right represented by this Warrant may be exercised by the Registered Holder, in whole or in part, by the surrender of this Warrant (with the purchase form attached hereto as Exhibit 1 duly executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the then applicable Purchase Price multiplied by the number of shares then being purchased. The Company agrees that
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the shares so purchased shall be deemed to be issued to the Registered Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, the Company shall promptly, and in no event later than ten (10) days after the exercise date, instruct the transfer agent of its Common Stock to issue to the Registered
Holder certificate(s) for the shares of stock so purchased and, unless this Warrant has been fully exercised or expired, the Company shall issue to the Registered Holder as soon as practicable, but in any event within ten (10) days of the exercise date, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised.

         (b) Cashless Exercise: The Purchase Price may be paid at each Registered Holder's election by surrender of all or a portion of the Warrant ("Net Issuance") as determined below. If a Registered Holder elects the Net Issuance method, the Company will issue Warrant Stock in accordance with the following formula:

                                X = (P)(A-B)
                                    --------
                                        A

         Where:   X = the number of shares of Warrant Stock to be issued to such
                      Registered Holder for the portion of the Warrant being exercised.

                  P = the number of shares of Warrant Stock requested to be
                      exercised under this Warrant.

                  A = the Fair Market Value (defined below) of one (1) share of the Company's Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of one share of Warrant Stock on this date of exercise.

                  B = the Purchase Price.

         As used herein, "Fair Market Value" of Common Stock shall mean with respect to each share of Common Stock as of a date specified below (each, a "Determination Date"):

                  (i) if actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid and asked sale prices quoted on the NASDAQ system (or similar system) over the ten (10) day period ending three days before the Determination Date;

                  (ii) if the Common Stock at any time becomes traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the closing prices over a ten (10) day period ending three days before the Determination Date; or

                  (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of Common Stock shall be the highest price per share which the Company could obtain from


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         a willing buyer (not a current employee or director) for outstanding shares of Common Stock, as determined by an independent third party who shall be mutually acceptable to both the Company and the Registered Holder (the "Independent Third Party"), unless the Company shall become subject to a merger, acquisition or other consolidation to be completed on or after the date of exercise but before the date of purchase pursuant to the exercise pursuant to which the Company is not the surviving party, in which case the Fair Market Value of Common Stock shall be deemed to be the value received by the holders of Common Stock pursuant to such merger or acquisition.

         2.       Anti-Dilution Provisions.

         (a) Adjustment for Recapitalization. If outstanding shares of the Company's Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing
(i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

         (b) Adjustment for Reorganization, Consolidation, Merger, Etc. If there shall occur any capital reorganization or reclassification of the Company's Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Registered Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or cash or property which such Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder of this Warrant such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or cash or property thereafter deliverable upon the exercise of this Warrant. If any such capital reorganization, reclassification, consolidation, merger or sale results in a cash distribution in excess of the Purchase Price provided by this Warrant, the Registered Holder may, at the Registered Holder's option, exercise this Warrant without making payment of


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the Purchase Price, and in such case the Company shall, upon distribution to the
Registered Holder, consider the Purchase Price to have been paid in full, and in making settlement to the Registered Holder, shall deduct an amount equal to the Purchase Price from the amount payable to the Registered Holder.

         (c) Liquidation, Dissolution, Etc. If the Company shall, other than as provided in Section 2(b) above, dissolve, liquidate or wind up its affairs, the Registered Holder shall thereafter have the right to receive upon proper exercise of this Warrant, in lieu of the shares of Common Stock that the Registered Holder otherwise would have been entitled to receive, the same kind and amount of securities or assets as would have been issued, distributed or paid to the Registered Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock of the Company had the Registered Holder been the Registered Holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution, provided that the Registered Holder shall have exercised this Warrant within thirty (30) days notice from the Company of such dissolution, liquidation or winding up.

         (d) Price Protection. The Purchase Price in effect at any time shall be subject to adjustments from time to time upon the happening of the events hereinafter specified. No adjustment shall be made for (i) a regular, periodic dividend payable in cash and declared out of the earned surplus of the Company as at the date hereof as increased by any credits (other than credits resulting from a revaluation of property) and decreased by any debits made thereto after such date or (ii) any Warrant Stock issued or issuable upon exercise of the Warrant.

                  (i) Purchase Price Adjustment. If, at any time after the date hereof, the Company issues or sells any shares of Common Stock for a consideration per share less than the Purchase Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Purchase Price in effect immediately prior to such issue or sale shall thereupon be reduced to a price per share equal to the price per share at which such shares of Common Stock were issued or sold, or deemed issued or sold pursuant to the provisions hereof.

                  (ii) Special Rules for Adjusting the Purchase Price. For the purposes of Section (i) above, the following subsections (1) to
         (5), inclusive, shall also be applicable:

                           (1)      Treatment of Options, Rights, Etc. At any
time the Company grants, issues or sells (whether directly or by assumption in a merger or otherwise) any rights to subscribe for, or any rights or options to purchase, Common Stock or any securities convertible into or exchangeable for Common Stock (such convertible or exchangeable securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options plus the minimum aggregate amount of additional consideration, if any, payable to all the Company

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upon the exercise of such rights or options plus, in the case of any such rights or options that relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) is less than the Purchase Price in effect immediately prior to the granting of such rights or options, then the maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of granting of such rights or options and to have been issued for such price per share and the Purchase Price shall be adjusted as of the date of the granting of such rights or options as set forth in Section (i) above; provided, however, that except as provided in Section (iii) below, no further adjustments of the Purchase Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights of options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                           (2)      Treatment of Convertible Securities. At any
time the Company issues or sells (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) is less than the Purchase Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding as of the date of the issue or sale of such Convertible Securities and to have been issued for such price per share and the Purchase Price shall be adjusted as of the date of such issue or sale as set forth in Section (i) above; provided, however, that (A) except as provided in Section (iii) below, no further adjustments of the Purchase Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale or such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Purchase Price have been or are to be made pursuant to other provisions of this Section (ii), no further adjustment of the Purchase Price shall be made by reason of such issue or sale.

                           (3)      Computation of Consideration. For purposes
of this Section (d), in case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold:

                                    (x)      for cash, the consideration
                           received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or


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                           concessions or discounts paid or allowed by the
                           Company in connection therewith;

                                    (y)      for consideration other than cash,
                           the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration as reasonably determined in good faith by the board of directors of the Company, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith; and

                                    (z)      in connection with any merger or
                           consolidation of another corporation into the Company (other than any merger or consolidation in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the Fair Market Value of the portion of the assets and business of such merged or consolidated corporation attributable to such Common Stock, Convertible Securities, rights and/or options as reasonably determined in good faith by the board of directors of the Company after deducting therefrom all cash and other consideration, if any, paid by the Company in connection with such merger or consolidation.

                           In the event of any consolidation or merger of the
Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation or in the event of any sale of all or substantially all of the property and assets and/or the stock of the Company for stock or other securities of any corporation, the Registered Holders shall receive either the marketable stock, securities or other property and assets of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the Fair Market Value on the date of such transaction of all such stock, securities or other property and assets of the other corporation. If any calculation required under the immediately preceding sentence results in adjustment of the Purchase Price, the determination of the number of shares of Warrant Stock issuable upon exercise of the Warrant immediately prior to such merger, consolidation or sale shall be made after giving effect to such adjustment of the Purchase Price.

                           (4)      Record Date. At any time the Company takes a
record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the actual issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the actual granting of such right of subscription or purchase, as the case may be.



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                           (5)      Treasury Shares. The number of shares of
Common Stock outstanding at any given time shall not include shares of Common Stock directly or indirectly owned or held by or for the account of the Company or any of its subsidiaries, and the disposition of any such shares of Common Stock shall be considered an issue or sale of shares of Common Stock for the purposes of this Section(ii).

                  (iii) Certain Readjustments. If the purchase price provided for in any right or option referred to in Section (ii)(1), or the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in Section(ii)(1) or
         (ii)(2), or the rate at which any Convertible Securities referred to in Section(ii)(1) or (ii)(2) are convertible into or exchangeable for Common Stock, shall change or a different purchase price or rate shall become effective at any time or from time to time (other than under or by reason of provisions designed to protect against dilution), then, upon such change becoming effective, the Purchase Price then in effect under the Warrant shall thereupon be readjusted to such Purchase Price as would have been in effect had the adjustments made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of (i) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (ii) the granting or issuance at the time of such change of any such options, rights or Convertible Securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price. On the expiration of any right or option referred to in Section (ii)(1), or on the termination of any right to convert or exchange any Convertible Securities referred to in Section (ii)(1) or (ii)(2), the Purchase Price then in effect under the Warrant shall thereupon be readjusted to the Purchase Price as would have been in effect had the adjustment made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any such right or option, or the rate at which any such Convertible Securities are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the Purchase Price then in effect shall forthwith be decreased to such Purchase Price as would have been obtained had the adjustments made upon the issuance of such right or option or Convertible Security never been made as to such Common Stock and had adjustments instead been made upon the issuance of such right or option or Convertible Security upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

                  (iv) Reflection of Adjustments. Notwithstanding any adjustments in the Purchase Price, any Warrant theretofore or thereafter issued may continue to express the same price as is stated in the Warrant initially issued to the Registered Holder.



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                  (v)      Certain Events. If (a) in the good faith opinion of
         the Registered Holders, any event occurs as to which the other provisions of this Section (d) are not strictly applicable but the lack of an adjustment would not in the opinion of the Registered Holders fairly protect the purchase rights of the Registered Holders in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the Registered Holders in accordance with the basic intent and principles of such provisions and (b) following notice to the Company, the Registered Holders and the Company shall disagree as to the applicability or appropriateness of such adjustment, then the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the independent accounting firm then regularly engaged by the Company to report on the financial statements of the Company), which shall give its opinion upon the adjustment, if any, on a basis strictly consistent with the basic intent and principles established in the other provisions of this Section (d), necessary to preserve, without dilution as provided for herein, the exercise rights of the Registered Holder in accordance with this Section (d). Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein, absent manifest error.

         3. Limitation on Sales, etc. Each Registered Holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the "Act"), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of
(a) an effective registration statement under the Act as to this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable Blue Sky or state securities law then in effect, or
(b) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

         Notwithstanding the foregoing, the Registered Holder may require the Company to issue a certificate representing the Warrant Stock without a legend in substitution for a legend certificate representing the Warrant Stock if either (i) such Warrant Stock has been registered for resale under the Act or
(ii) the Registered Holder has received an opinion of counsel reasonably satisfactory to the Company that such registration is not required with respect to such Warrant Stock.

         The Company shall use its best efforts to cause all of the Warrant Stock to be registered for resale under the Act as soon as practicable after the issuance of this Warrant.

         4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment.



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         5.       Registration or Listing. If any shares of Common Stock
required to be reserved hereunder require registration with or approval of any governmental authority under any Federal or state law (other than any registration under the 1933 Act, or any similar Federal Statute then enforced, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon exercise of this Warrant, the Company shall, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered, listed or approved for listing on such domestic securities exchange, as the case may be.

         6. Reservation of Stock. The Company will at all times duly and validly reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, security interests, charges and other encumbrances or restrictions on sale of any nature whatsoever and free and clear of all preemptive rights. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder for any issuance tax or transfer tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Stock.

         7. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant properly endorsed to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company's sole expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

         8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

         9.       Representations and Warranties:

         (a) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to the Registered Holders of the right to acquire the shares of Warrant Stock upon exercise of the Warrant, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company's corporate charter or by-laws, each as amended to date, does not contravene any law or governmental rule, regulation or order applicable to it, to the best of the Company's knowledge does not and will not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument to which it is a party or by


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
which it is bound, and this Warrant constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with their terms.

         (b) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant other than as may be required under state and Federal securities law.

         (c) Exempt Transaction. The issuance of the shares of Warrant Stock upon exercise of this Warrant will constitute a transaction exempt from
(i) the registration requirements of the Act and (ii) the qualification requirements of applicable state securities laws.

         10.      Transfers, etc.

         (a) The Company will maintain a register containing the names and addresses of the Registered Holder of this Warrant. The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

         (b) Subject to the provisions of Section 3 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit 2 hereto) at the principal office of the Company.

         (c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

         11. Mailing of Notices, Etc. All notices and other communications from the Company to the Registered Holder of this Warrant shall be mailed by first-class certified or registered mail, postage or charges prepaid, to the address furnished to the Company in writing by the last Registered Holder of this Warrant who shall have furnished an address to the Company in writing. All notices and other communications from the Registered Holder of this Warrant or in connection herewith to the Company shall be mailed by first-class certified or registered mail or by reputable overnight courier, postage or charges prepaid, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder of this Warrant and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.

         12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

         13. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

         14. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

         15. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflict-of-laws principles that would require the application of the laws of another jurisdiction.

         16. Specific Enforcement. The Company expressly agrees that the Registered Holder shall be irreparably damaged if this Warrant is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Warrant by the Company, the Registered Holder shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

         17. Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

         18.      Covenants:

         (a) Compliance with Rule 144. At the written request of any Registered Holder who proposes to sell shares of Warrant Stock in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to such Registered Holder, within ten (10) days after receipt of such request, a written statement confirming the Company's compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

         (b) Information Rights. So long as any Registered Holder holds the Warrant and/or any shares of Warrant Stock, the Company shall deliver to such Registered Holder (a) promptly after mailing, copies of all annual reports, notices or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by an accounting firm or other independent public accountants acceptable to the Registered Holder, and (c) within thirty (30) days after the end of each calendar month, the Company's preliminary consolidated and consolidating balance sheet as at the end of such month and preliminary statement of income, stockholders' equity and cash flow for such month.

         19. Legal Opinion. Upon execution of this Warrant by the Company, the Registered Holder shall receive an opinion, dated on or about the date hereof, from Day, Berry & Howard LLP, counsel to the Company, in form and substance satisfactory to the Registered Holder.

         20. Expenses. The Company shall pay its own expenses in connection with the transactions contemplated hereby, and the Company shall (i) pay the costs of effecting the transactions hereunder, including legal fees, plus disbursements, of the Registered Holder's counsel, Brown Rudnick Freed & Gesmer, P.C., in connection with such transactions, (ii) pay the fees and disbursements of the Registered Holder's counsel in connection with any subsequent amendment, waiver, consent or enforcement thereof, and (iii) reimburse the Registered Holder for all reasonable, direct expenses incurred in connection with such Registered Holder's "due diligence" investigation of the Company, and the Company shall pay the amounts described in clauses (i), (ii) and (iii) above, whether or not such transactions shall be consummated.

         21. Board of Directors. The Board of Directors of the Company agrees to elect two non-executive directors designated by Mobile Investments LLC (and not its registered assigns) (each, an "Investor Designee") to fill current vacancies on the Company's Board of Directors. Mobile Investments LLC (and not its registered assigns) shall notify the Company of such designation. Thereafter, the Company agrees to recommend to its shareholders two Investor Designees among the other directors so recommended for election by the Company at the first annual meeting of its shareholders called for the purpose of electing directors of the Company after the issuance of this Warrant. The Company agrees that it will use its best efforts to call such annual meeting within 120 days following the issuance of this Warrant. Mobile Investments LLC (and not its registered assigns) shall notify the Company of such designation. Following the first annual meeting, in the absence of such notice, the Investor Designees then serving and previously designated by such Mobile Investments LLC (and not its registered assigns) shall be recommended again if still eligible to serve. If there is a vacancy on the board with respect to any Investor Designee, Mobile Investments LLC (and not its registered assigns) shall designate another such director and the Company agrees to so recommend such director at the next meeting called for the purpose of electing directors. The Company agrees to pay the reasonable out-of-pocket costs and expenses of any Investor Designee in connection with the attendance by such Investor Designee at any and all meetings of the Board of Directors of the Company. Notwithstanding anything contained herein to the contrary, Mobile Investments LLC (and not its registered assigns) shall have no rights pursuant to this Section 21 so long as the 5,000,000 common stock warrant issued by the Company to Mobile Investments LLC and dated the date hereof remains effective.

                            [REMAINDER OF PAGE BLANK]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued by its duly authorized officers as of the date hereof.

[Corporate Seal]                          SHARED TECHNOLOGIES CELLULAR, INC.




                                          By:  /s/ Anthony D. Autorino
                                             ---------------------------------
                                               Name: Anthony D. Autorino
                                               Title: Chairman and CEO
ATTEST: /s/ Ismael Pinho
       ----------------------
        Ismael Pinho
        CFO

                                    EXHIBIT 1




PURCHASE FORM


To:                                  Dated:

         The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to exercise the Warrant and to purchase _____ shares of the Common Stock covered by such Warrant and herewith makes payment of $________, representing the full purchase price for such shares at the price per share provided for in such Warrant.






                                     Signature_________________________________

                                     Address:__________________________________

                                    EXHIBIT 2




ASSIGNMENT FORM


         FOR VALUE RECEIVED, _____________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. _____) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee           Address                       No. of Shares
----------------           -------                       -------------









         The undersigned hereby irrevocably constitutes and appoints __________________, attorney in fact, to transfer same on the books of the Company with full power of substitution.






Dated:____________________          Signature:________________________________

                                    Witness:__________________________________